LP Building Solutions Reports Second Quarter of 2022 Results, Provides Capital Allocation Update and Q3 2022 Outlook
NASHVILLE, Tenn. (August 9, 2022) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the three and six months ended June 30, 2022.

Key Highlights for the Second Quarter of 2022, Compared to the Second Quarter of the Prior Year
•Completed the sale of the Engineered Wood Products (EWP) segment on August 1st. Second quarter of 2022 results reflect the EWP segment as discontinued operations
•Net sales from continuing operations decreased by 3% to $1,130 million
•Siding Solutions net sales increased by 24% to $356 million
•OSB net sales decreased by 14% to $673 million
•Income from continuing operations attributed to LP decreased by $138 million to $348 million ($4.28 per diluted share). Income from discontinued operations increased by $26 million to $37 million ($0.45 per diluted share).
•Adjusted EBITDA(1) was $491 million, a decrease of $174 million; Adjusted EBITDA including discontinued operations(1) was $535 million, a decrease of $149 million
•Adjusted Diluted EPS(1) was $4.19 per share, a decrease of $0.44 per share; Adjusted Diluted EPS including discontinued operations(1) was $4.57 per share, a decrease of $0.17 per share
•Cash provided by operating activities was $483 million, an increase of $26 million
•Received gross proceeds of $210 million on August 1, 2022 from the sale of the EWP segment, which will result in a pre-tax gain on the sale of between $120 million to $125 million in the third quarter
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information”, “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS and “Reconciliation of Income from discontinued operations to Non-GAAP Adjusted EBITDA from discontinued operations. Non-GAAP Adjusted Income from discontinued operations, and Non-GAAP Adjusted Diluted EPS from discontinued operations” below.
Capital Allocation Update
•For the quarter, LP paid $471 million to repurchase 7.3 million of its common shares, leaving 77.2 million common shares outstanding at June 30, 2022
•Paid $103 million for capital expenditures during the second quarter
•Paid $18 million in cash dividends during the second quarter
•Cash and cash equivalents of $516 million as of June 30, 2022
•Declared a quarterly cash dividend of $0.22 per share
•After quarter-end and as of August 8, 2022, LP has paid a further $197 million to repurchase 3.4 million common shares, leaving $329 million remaining under the pre-existing $600 million share repurchase authorization
•Common shares outstanding as of August 8, 2022, 73.9 million
"Including the EWP segment, the second quarter of 2022 was another record sales quarter for LP,” said LP Chair and Chief Executive Officer Brad Southern. “Despite ongoing raw material inflation and logistics challenges, LP’s teams consistently executed our strategy to meet sustained customer demand. The new Siding mill in Houlton, Maine, is ramping up ahead of schedule, and contributed to Siding Solutions reaching a quarterly sales record of $356 million. With Structural Solutions mix exceeding 50% for the first six months of 2022, we believe LP is now the leading producer of specialty OSB, offering the widest array of specialty OSB building solutions. While we are monitoring inflation and interest rates closely, so far we see few signs of diminished demand for our products.”
Second Quarter 2022 Highlights
Net sales for the second quarter of 2022 decreased year-over-year by $38 million (or 3%). This included a $105 million (or 14%) decrease in OSB revenue (22% lower OSB prices on 10% higher volumes, primarily driven by the Peace Valley mill restart), offset partially by Siding Solutions revenue growth of $68 million (or 24%).
Income from continuing operations attributed to LP for the second quarter of 2022 decreased year-over-year by $138 million (or 28%) to $348 million, or $4.28 per diluted share. This reflects a $174 million decrease in Adjusted EBITDA, $13 million of insurance recoveries received in 2022, and a decrease in the provision for income tax of $27 million driven by lower pre-tax income in the current year.
Income from discontinued operations for the second quarter of 2022 increased year-over-year by $26 million to $37 million, or $0.46 per diluted share, primarily due to better realization of EWP prices.
First Six Months of 2022 Highlights
Net sales for the first six months of 2022 increased year-over-year by $235 million (or 11%). This included a $100 million (or 8%) increase in OSB revenue (11% higher volumes, primarily driven by the Peace Valley mill restart on 3% lower OSB prices) and Siding Solutions growth of $116 million (or 20%).
Income from continuing operations attributed to LP for the first six months of 2022 decreased year-over-year by $33 million (or 4%) to $770 million, or $9.19 per diluted share. The decrease primarily reflects a $30 million decrease in Adjusted EBITDA.
Income from discontinued operations for the first six months of 2022 increased year-over-year by $85 million to $99 million, or $1.18 per diluted share, primarily due to better realization of EWP prices and a $39 million gain associated with the sale of LP's 50% equity interest in two joint ventures that produce I-joists.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Percentage	2022	2021	Percentage
Net sales	$358	$291	23%	$689	$576	20%
Adjusted EBITDA	78	77	—%	160	168	(5)%

	Three Months Ended June 30, 2022 versus 2021		Six Months Ended June 30, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	12%	10%	12%	7%
The combined effects of list price increases and improving mix of innovative products drove year-over-year increases in the average net selling price for the three and six months ended June 30, 2022. Additionally, the production ramp-up of the Houlton facility was ahead of schedule and contributed almost half of the year-over-year sales volume increase during the three months ended June 30, 2022.
Adjusted EBITDA increased for the three months ended June 30, 2022, reflecting price and volume growth largely offset by $29 million of raw material and freight inflation and $7 million of discretionary investments in support of future growth, including siding mill conversions and sales and marketing costs. The decrease in Adjusted EBITDA of $8 million for the six months ended June 30, 2022, reflects price and volume growth offset primarily by $55 million of raw material and freight inflation and $19 million of discretionary investments in support of future growth, including siding mill and sales and marketing costs.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring. OSB is manufactured using wood strands arranged in layers and bonded with resins.

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Percentage	2022	2021	Percentage
Net sales	$673	$778	(14)%	$1,417	$1,317	8%
Adjusted EBITDA	403	565	(29)%	908	919	(1)%

	Three Months Ended June 30, 2022 versus 2021		Six Months Ended June 30, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(14)%	28%	1%	29%
OSB - Commodity	(30)%	(4)%	(8)%	(4)%
OSB average net selling prices decreased year-over-year by 22% on 10% higher OSB sales volume for the three months ended June 30, 2022, resulting in a 14% decrease in net sales. OSB average net selling prices decreased year-over-year by 3% on 11% higher OSB sales volume for the six months ended June 30, 2022, resulting in an 8% increase in net sales.
The decrease in Adjusted EBITDA of $162 million for the three months ended June 30, 2022, reflects $195 million from lower prices and $22 million of increased raw material inflation offset partially by $54 million from higher sales volume. The decrease in Adjusted EBITDA of $11 million for the six months ended June 30, 2022, reflects $65 million from lower prices and $45 million of increased raw material inflation offset partially by $96 million from higher sales volume.
South America
LP's South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Colombia, Argentina, and Paraguay.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Percentage	2022	2021	Percentage
Net sales	$70	$74	(5)%	$137	$126	8%
Adjusted EBITDA	26	34	(23)%	51	54	(5)%

	Three Months Ended June 30, 2022 versus 2021		Six Months Ended June 30, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	4%	(4)%	15%	(1)%
Siding	(14)%	(32)%	(3)%	(37)%
Net sales in South America decreased year-over-year by 5% for the three months ended June 30, 2022, predominately due to 6% lower sales volume. Net sales increased year-over-year by 8% for the six months ended June 30, 2022, due in large part to higher OSB prices.
The year-over-year decrease in Adjusted EBITDA of $8 million for the three months ended June 30, 2022, reflects lower sales volume and higher costs for raw material costs. The year-over-year decrease in Adjusted EBITDA of $3 million for the first six months of 2022 reflects the net effect of lower sales volume, higher raw materials costs, and higher OSB prices.
Q3 2022 Outlook and 2022 Capital Expenditure Guidance
Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”
•Siding Solutions third quarter of 2022 year-over-year revenue growth expected to be approximately 20%
•OSB revenue in the third quarter of 2022 expected to be sequentially lower than the second quarter of 2022 by approximately 40%, assuming that OSB prices published by Random Lengths remain unchanged from those published on August 5, 2022. This is an assumption for modeling purposes and not a price forecast
•Adjusted EBITDA(2) for the third quarter of 2022 expected to be approximately $200 million

•Siding Solutions full-year 2022 expected year-over-year revenue growth continues to be greater than 20%
•Given our current outlook, capital expenditures for 2022 are expected to be in the range of $400 million to $430 million, including $200 million to $210 million for the mill conversions, $120 million to $130 million for sustaining maintenance, and $80 million to $90 million for other strategic growth projects
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the third quarter of 2022, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures cannot be reasonably predicted at this time, and LP is unable to quantify such amounts that would be required to be included in the comparable forecasted GAAP measures, without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the Events and Presentations section of investor.lpcorp.com.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore™ Thermal Insulated Sheathing, and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our stockholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following, which may be amplified by the invasion of Ukraine by Russia, the sanctions (including their duration), and other measures being imposed in response to this conflict, as well as any escalation or expansion of economic disruption or the conflict’s current scope: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between the supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (GAAP). In this press release, we disclose income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. We also disclose income from discontinued operations, before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, other operating credits and charges, net, and other non-operating items attributable to discontinued operations (Adjusted EBITDA from discontinued operations), income from discontinued operations, excluding other operating credits and charges, net and adjusting for a normalized tax rate (Adjusted Income from discontinued operations), and Adjusted Income divided by diluted shares outstanding (Adjusted Diluted EPS from discontinued operations), which are non-GAAP financial measures. We believe that Adjusted EBITDA from discontinued operations, Adjusted Income from discontinued operations, and Adjusted Diluted EPS from discontinued operations are useful measures in this period for evaluating our earnings prior to our entry into an asset purchase agreement to sell the assets of the EWP segment as of June 21, 2022 and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.
Adjusted EBITDA, Adjusted Income, Adjusted Diluted EPS, Adjusted EBITDA from discontinued operations, Adjusted Income from discontinued operations, and Adjusted Diluted EPS from discontinued operations are not substitutes for the U.S. GAAP measures of net income and net income per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, Adjusted Diluted EPS, Adjusted EBITDA from discontinued operations, Adjusted Income from discontinued operations, and Adjusted Diluted EPS from discontinued operations have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,130	$1,168	$2,297	$2,062
Cost of sales	(611)	(483)	(1,158)	(910)
Gross profit	518	684	1,139	1,152
Selling, general, and administrative expenses	(67)	(53)	(129)	(97)
Other operating credits and charges, net	11	3	10	3
Income from operations	462	634	1,019	1,058
Interest expense	(3)	(4)	(6)	(9)
Investment income	2	—	3	1
Other non-operating items	2	(3)	(8)	(11)
Income before income taxes	463	629	1,007	1,040
Provision for income taxes	(116)	(144)	(240)	(239)
Equity in unconsolidated affiliate	1	1	2	2
Income from continuing operations	348	486	769	802
Income from discontinued operations	37	11	99	$14
Net income	$385	$497	$868	$817
Net loss attributed to noncontrolling interest	—	—	1	1
Net income attributed to LP	$384	$498	$868	$818

Net income attributed to LP per share of common stock:
Income per share continuing operations - basic	$4.30	$4.82	$9.25	$7.76
Income per share discontinued operations - basic	0.46	0.11	1.18	0.14
Net income per share - basic	$4.76	$4.93	$10.43	$7.90

Income per share continuing operations - diluted	$4.28	$4.79	$9.19	$7.71
Income per share discontinued operations - diluted	0.45	0.11	1.18	0.14
Net income per share - diluted	$4.73	$4.90	$10.36	$7.85

Average shares of common stock used to compute net income per share:
Basic	81	101	83	103
Diluted	81	102	84	104

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$503	$358
Receivables	219	169
Inventories	309	278
Prepaid expenses and other current assets	28	17
Current assets held for sale	148	68
Total current assets	1,208	890

Timber and timberlands	40	42
Property, plant, and equipment, net	1,166	1,039
Operating lease assets	46	50
Goodwill and other intangible assets	37	39
Investments in and advances to affiliates	7	7
Restricted cash	13	13
Other assets	25	25
Deferred tax asset	4	2
Long-term assets held for sale	—	87
Total assets	$2,547	$2,194
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$315	$305
Income tax payable	80	13
Current liabilities held for sale	69	34
Total current liabilities	464	351

Long-term debt	346	346
Deferred income taxes	114	85
Non-current operating lease liabilities	44	44
Other long-term liabilities	26	24
Contingency reserves, excluding current portion	64	63
Long-term liabilities held for sale	—	43
Total liabilities	1,059	955

Redeemable noncontrolling interest	3	4

Stockholders’ equity:
Common stock	94	102
Additional paid-in capital	457	458
Retained earnings	1,505	1,239
Treasury stock	(390)	(390)
Accumulated comprehensive loss	(181)	(174)
Total stockholders’ equity	1,484	1,235
Total liabilities and stockholders’ equity	$2,547	$2,194

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$385	$497	$868	$817
Adjustments to net income:
Depreciation and amortization	33	29	65	58
Gain on sale of joint ventures	—	—	(39)	—
Deferred taxes	16	3	27	7
Loss on early debt extinguishment	—	—	—	11
Other adjustments, net	7	7	12	10
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	61	(50)	(66)	(124)
Prepaid expenses and other current assets	(14)	(9)	(11)	(6)
Inventories	12	(3)	(43)	(53)
Accounts payable and accrued liabilities	34	39	31	37
Income taxes payable, net of receivables	(51)	(56)	65	16
Net cash provided by operating activities	483	457	908	772
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(103)	(32)	(196)	(65)
Proceeds from business divestiture	—	—	59	—
Other investing activities	1	1	2	3
Net cash used in investing activities	(102)	(31)	(135)	(63)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	—	—	—	350
Repayment of long-term debt, including redemption premium	—	—	—	(359)
Payment of cash dividends	(18)	(16)	(37)	(33)
Purchase of stock	(471)	(465)	(575)	(588)
Other financing activities	—	(2)	(15)	(12)
Net cash used in financing activities	(489)	(484)	(626)	(642)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(13)	2	(2)	—
Net increase in cash, cash equivalents, and restricted cash	(121)	(55)	145	68
Cash, cash equivalents, and restricted cash at beginning of period	637	658	371	535
Cash, cash equivalents, and restricted cash at end of period	$516	$603	$516	$603

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions, and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.
The following table sets forth housing starts for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Housing starts[1]:
Single-Family	299	309	566	565
Multi-Family	151	126	274	229
	450	436	840	793

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through July 19, 2022.
We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30, 2022				Six Months Ended June 30, 2022
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	448	—	9	457	869	—	16	885
OSB - commodity (MMSF)	—	460	—	460	—	897	—	897
OSB - Structural Solutions (MMSF)	—	514	149	664	—	1,040	293	1,333

	Three Months Ended June 30, 2021				Six Months Ended June 30, 2021
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	406	—	13	419	810	—	26	836
OSB - commodity (MMSF)	—	481	—	481	—	936	—	936
OSB - value added (MMSF)	—	403	147	550	—	804	296	1,100

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements.
OEE for the three and six months ended June 30, 2022 and 2021 for each of our segments is listed below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Siding	76%	74%	75%	74%
OSB	71%	77%	73%	75%
South America	75%	78%	75%	76%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales
Siding	$358	$291	$689	$576
OSB	673	778	1,417	1,317
South America	70	74	137	126
Other	30	26	55	43
Intersegment sales	(1)	—	(2)	(1)
Total sales	$1,130	$1,168	$2,297	$2,062

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$385	$497	$868	$817
Add (deduct):
Net loss attributed to noncontrolling interest	—	—	1	1
Income from discontinued operations, net of income taxes	(37)	(11)	(99)	(14)
Income attributed to LP from continuing operations	348	486	770	803
Provision for income taxes	116	144	240	239
Depreciation and amortization	32	29	64	57
Stock-based compensation expense	6	3	13	5
Other operating credits and charges, net	(11)	(3)	(10)	(3)
Loss on early debt extinguishment	—	—	—	11
Interest expense	3	4	6	9
Investment income	(2)	—	(3)	(1)
Other non-operating items	(2)	3	8	—
Adjusted EBITDA	$491	$665	$1,089	$1,119

Siding	$78	$77	$160	$168
OSB	403	565	908	919
South America	26	34	51	54
Other	(7)	(4)	(13)	(8)
Corporate	(9)	(7)	(17)	(14)
Adjusted EBITDA	$491	$665	$1,089	$1,119

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$385	$497	$868	$817
Add (deduct):
Net loss attributed to noncontrolling interest	—	—	1	1
Loss from discontinued operations	(37)	(11)	(99)	(14)
Income attributed to LP	348	486	770	803
Other operating credits and charges, net	(11)	(3)	(10)	(3)
Loss on early debt extinguishment	—	—	—	11
Reported tax provision	116	144	240	239
Adjusted income before tax	453	627	1,001	1,050
Normalized tax provision at 25%	(113)	(157)	(250)	(263)
Adjusted Income	$340	$470	$751	$788
Diluted shares outstanding	81	102	84	104
Diluted net income attributed to LP per share	$4.73	$4.90	$10.36	$7.85
Adjusted Diluted EPS	$4.19	$4.63	$8.96	$7.56

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM DISCONTINUED OPERATIONS TO NON-GAAP ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS, NON-GAAP ADJUSTED INCOME FROM DISCONTINUED OPERATIONS, AND NON-GAAP ADJUSTED DILUTED EPS FROM DISCONTINUED OPERATIONS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from discontinued operations	$37	$11	$99	$14
Provision for income taxes	5	4	20	5
Depreciation and amortization	1	1	1	1
Stock-based compensation expense	—	—	—	—
Other operating credits and charges, net	—	—	(40)	—
Other non-operating items	—	3	—	5
Adjusted EBITDA from discontinued operations	$43	$18	$81	$26
Adjusted EBITDA from continuing operations	491	665	1,089	1,119
Adjusted EBITDA including discontinued operations	535	684	1,170	1,145

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from discontinued operations	$37	$11	$99	$14
Other operating credits and charges, net	—	—	(40)	—
Reported tax provision	5	4	20	5
Adjusted income from discontinued operations before tax	42	15	79	19
Normalized tax provision at 25%	(10)	(4)	(20)	(5)
Adjusted Income from discontinued operations	$31	$11	$60	$14
Diluted shares outstanding	81	102	84	104
Diluted income per share discontinued operations	$0.45	$0.11	$1.18	$0.14

Adjusted Diluted EPS from discontinued operations	$0.39	$0.11	$0.71	$0.14
Adjusted Diluted EPS from continuing operations	4.19	4.63	8.96	7.56
Adjusted Diluted EPS including discontinued operations	$4.57	$4.74	$9.67	$7.70